Exhibit 4.1

Little West Holdings Inc. NUMBER CERT.9999 INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA $0.001 PAR VALUE COMMON STOCK SHARES *******9,000,000,000******* CUSIP 999999ZZ9 COMMON STOCK THIS CERTIFIES THAT * SPECIMEN * * NINE BILLION AND 00/100 * Is The Owner of FULLY PAID AND NON - ASSESSABLE SHARES OF COMMON STOCK OF Little West Holdings Inc. Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. JANUARY 01, 2009 Dated: COUNTERSIGNED AND REGISTERED: VSTOCK TRANSFER, LLC Transfer Agent and Registrar Chief Executive Officer By: AUTHORIZED SIGNATURE